Execution Version

December 9, 2010

FWC Management Services Ltd

Palm Grove House, Palm Grove Park

Road Town, Tortola, VG1110, British Virgin Islands

RE:

FLATWORLD ACQUISITION CORP.

Gentlemen:

This letter will confirm our agreement, effective on the date (the “Effective Date”) of the initial public offering (“IPO”) of the securities of FlatWorld Acquisition Corp. (the “Company”) and continuing until the earlier to occur of: (i) the consummation of a Business Transaction (as described in the Registration Statement), (ii) 21 months from the Effective Date, and (iii) the date on which the Company ceases its corporate existence in accordance with its Amended and Restated Memorandum and Articles of Association, FWC Management Services Ltd shall make available to the Company office space and, if necessary, access to facilities located in other jurisdictions, as well as for certain general and administrative services, including but not limited to receptionist, secretarial and general office services.  In exchange therefore, the Company shall pay FWC Management Services Ltd the sum of $7,500 per month on the Effective Date and continuing monthly thereafter.

FWC Management Services Ltd hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s IPO will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands, without regard to conflicts of laws principles.

Very truly yours,

FLATWORLD ACQUISITION CORP. By: /s/ Jeffrey A. Valenty Name: Jeffrey A. Valenty Title: President
Accepted and agreed: FWC Management Services Ltd By: /s/ Raj K. Gupta Name: Raj K. Gupta Title: President